Exhibit 99.1

Texas Roadhouse, Inc. Announces Second Quarter 2005 Results

Louisville, KY, August 8, 2005 – Texas Roadhouse, Inc. (Nasdaq: TXRH), today announced financial results for the thirteen and twenty-six week periods ended June 28, 2005.

	Second Quarter			Year to Date
($000’s)	2005	2004	% Change	2005	2004	% Change

Total revenue	115,757	89,919	29	226,824	173,817	30
Income from operations	12,684	9,289	37	26,461	19,968	33
Net income (1)	7,990	4,147	93	16,948	9,153	85
Diluted EPS (1)	$0.22	$0.16	37	$0.47	$0.36	31

(1) 2004 net income and diluted EPS include pro forma provisions for income taxes as reflected on the Condensed Consolidated Statements of Income as prior to our IPO the Company operated as a limited liability company and, as such, was not subject to income taxes.

Other highlights for the quarter include:

•                  Two company and four franchise restaurants opened;

•                  Comparable restaurant sales increased 6.8% at company restaurants and 6.6% at franchise restaurants;

•                  Restaurant operating costs, as a percentage of sales, were 76 basis points lower compared to the second quarter of 2004.  Slightly higher food costs were offset by substantially lower labor costs;

•                  General and administrative costs increased 30 basis points as a percentage of total revenue quarter-over-quarter reflecting general business growth and public company costs; and

•                  Net income grew 93% versus the second quarter of 2004 due to solid improvement in restaurant profitability, plus a significant reduction in interest and minority interest expense resulting from the Company’s recent IPO. The benefit to net income from the reduction in interest and minority interest expense was somewhat offset by a substantial increase in the number of diluted shares outstanding resulting from the initial public offering, as reflected in earnings per share growth.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “This was an outstanding quarter for our Company, with earnings per share growth well over 30%.  We were able to generate solid comparable restaurant sales growth despite difficult comparisons to the prior year period and our restaurant operators were exceptional in flowing through our strong sales performance to the bottom line. Our momentum has continued into the third quarter and we expect earnings growth for the remainder of the year. In addition, we have identified all of our new company restaurant locations for next year giving us confidence in our development plan.”

Acquisition of Franchise Restaurants

The Company still expects to acquire 7 to 11 franchise restaurants sometime during the fourth quarter of 2005 and will provide specific financial guidance once these acquisitions are complete.

Outlook for 2005

The Company reported that comparable restaurant sales for the first 5 weeks of the 13 week third fiscal quarter ending September 27, 2005 increased approximately 6.0% over the comparable 2004 period.  Based on these results, as well as financial results through the first half of 2005, and other assumptions listed below for the full year, management now estimates that it will achieve diluted earnings per share of $0.89 to $0.90 for 2005:

•                  Revenue of approximately $460 million, an increase of 26% as compared to 2004;

•                  New restaurant openings of 20 company-owned and 8 franchise;

•                  Comparable restaurant sales growth of +4.5% to +5.0%;

•                  Restaurant operating costs, as a percent of sales, decrease of 0 to 10 basis points;

•                  Effective tax rate of 35.3%; and

•                  Weighted average diluted shares of approximately 36.7 million.  This includes the impact of our recently completed follow-on offering.

Previously, the Company had expected full year diluted earnings per share of $0.88-$0.89 for 2005.

The Company is hosting a conference call today, August 8, 2005 at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (866) 700-7441 and the pass code is 45965545.  A replay of the call will be available until August 15, 2005.  To access the replay, please dial (888) 286-8010, and use 50957154 as the pass code.

There will be a simultaneous web cast conducted at the Company’s web site at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 200 restaurants system-wide in 38 states.  For more information, please visit the Company’s website at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full years 2005 and 2006, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of locations opening during full years 2005 and 2006, the sales at these and our other company-owned and franchise locations, our ability to control other restaurant operating costs, our ability to complete the acquisition of franchise restaurants and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Juli Hart

502-515-7235

Texas Roadhouse, Inc.

Supplemental Financial and Operating Information

($ amounts in thousands)

	Second Quarter		Change		Year to Date		Change
	2005	2004	vs LY		2005	2004	vs LY

Restaurant openings
Company	2	5	(3)		6	7	(1)
Franchise	4	3	1		5	4	1
Total	6	8	(2)		11	11	—

Restaurants open at the end of the quarter
Company	113	94	19
Franchise	91	79	12
Total	204	173	31

Company-owned restaurants

Restaurant sales	113,108	87,782	28.9%		221,715	169,675	30.7%
Store weeks	1,460	1,198	21.9%		2,868	2,330	23.1%
Comparable restaurant sales growth (1)	6.8%	7.8%			6.8%	8.8%
Average unit volume (2)	1,008	938	7.5%		2,000	1,864	7.3%

Restaurant costs (as a % of restaurant sales)

Cost of sales	35.3%	35.1%	19	bps	35.2%	34.8%	39	bps
Labor	26.9%	27.7%	(74	) bps	26.9%	27.5%	(52	) bps
Rent	1.8%	2.0%	(12	) bps	1.9%	2.0%	(12	) bps
Other operating	16.0%	16.1%	(8	) bps	16.0%	16.2%	(17	) bps
Total	80.1%	80.8%	(76	) bps	80.0%	80.4%	(41	) bps

Franchise restaurants

Franchise royalties and fees	2,649	2,137	24.0%		5,109	4,142	23.3%
Store weeks	1,162	994	16.9%		2,280	1,960	16.3%
Comparable restaurant sales growth (1)	6.6%	6.3%			6.4%	7.4%
Average unit volume (2)	945	874	8.1%		1,888	1,776	6.3%

Pre-opening expense	1,135	1,250	-9.2%		2,170	2,146	1.1%

General and administrative expenses	7,886	5,853	34.7%		14,196	10,422	36.2%
As a % of revenue	6.8%	6.5%	30	bps	6.3%	6.0%	26	bps

Interest expense	112	1,012	-88.9%		69	2,039	-96.6%
Minority interest	194	1,898	-89.8%		221	3,857	-94.3%

NOTE:  Certain amounts may not recompute due to rounding.

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open 6 months as of the beginning of the measurement period.

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income - Unaudited

(in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 28, 2005	June 29, 2004	June 28, 2005	June 29, 2004
Revenue:
Restaurant sales	$113,108	$87,782	$221,715	$169,675
Franchise royalties and fees	2,649	2,137	5,109	4,142

Total revenue	115,757	89,919	226,824	173,817

Costs and expenses:
Restaurant operating costs:
Cost of sales	39,906	30,806	77,940	58,979
Labor	30,473	24,303	59,716	46,578
Rent	2,089	1,730	4,126	3,353
Other operating	18,109	14,121	35,492	27,455
Pre-opening	1,135	1,250	2,170	2,146
Depreciation and amortization	3,475	2,567	6,723	4,916
General and administrative	7,886	5,853	14,196	10,422

Total costs and expenses	103,073	80,630	200,363	153,849

Income from operations	12,684	9,289	26,461	19,968

Interest expense, net	112	1,012	69	2,039
Minority interest	194	1,898	221	3,857
Equity (loss) income from investments in unconsolidated affiliates	(30)	26	22	70

Income before taxes	12,348	6,405	26,193	14,142
Provision for income taxes	4,358	—	9,245	—
Net income	$7,990	$6,405	$16,948	$14,142

		Pro forma		Pro forma
Historical net income		$6,405		$14,142
Pro forma provision for income taxes		2,258		4,989

Net income adjusted for pro forma provision for income taxes		$4,147		$9,153

Net income per common share:
Basic	$0.24	$0.17	$0.50	$0.39

Diluted	$0.22	$0.16	$0.47	$0.36

Weighted average shares outstanding:
Basic	33,855	23,788	33,760	23,757

Diluted	36,314	25,796	36,198	25,765